                                                  ------------------------------
                                                           OMB APPROVAL
[X] Check this box if no longer                   ------------------------------
    subject to Section 16. Form 4 or              OMB Number           3235-0287
    Form 5 obligations may continue.              Expires:               pending
    See Instruction 1(b).                         Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Canadian Imperial Bank of Commerce ("CIBC")
________________________________________________________________________________
   (Last)                           (First)             (Middle)

Commerce Court West, 199 Bay Street
________________________________________________________________________________
                                    (Street)

Toronto, Ontario, Canada M5L 1A2
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Lifecell Corp. ("LIFC")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

Not applicable.
________________________________________________________________________________
4.   Statement for Month/Year

January/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   1/25/02       S               20,000      D      $3.289   267,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   1/24/02       S               12,800      D      $3.430   267,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   1/28/02       S               11,000      D      $3.120   267,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   1/29/02       S               13,000      D      $3.110   267,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   1/30/02       S                8,000      D      $3.065   267,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   1/31/02       S               30,000      D      $3.147   267,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
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Class A Common Stock, $.01 par value   2/1/02        S        V      40,000      D      $3.158   227,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   2/4/02        S        V      16,000      D      $3.133   211,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   2/5/02        S        V      60,000      D      $3.178   151,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   2/7/02        S        V      25,000      D      $3.162   126,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   2/6/02        S        V      23,000      D      $3.185   103,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   2/8/02        S        V      70,000      D      $3.188    33,619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   2/11/02       S        V      33,000      D      $3.303       619        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   2/13/02       S        V      40,000      D      $3.707   322,939        I      Held by
                                                                                                                       subsidiary
                                                                                                                       CIBC WMV Inc.
====================================================================================================================================

* CIBC WMV Inc., a wholly-owned indirect subsidiary of the reporting person, beneficially owned shares of common stock received after mandatory conversion of its Series A Preferred Stock upon the closing of the initial public offering of the issuer.



                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Series B Conv Pfd **        2/15/01    A4        565        Immed.   None.  Common Stock 20,471           38,891    I*  Held by Sub.
$.001 par value
------------------------------------------------------------------------------------------------------------------------------------
Series B Conv Pfd **        4/01/01    A4      1,166        Immed.   None.  Common Stock 42,246           38,891    I*  Held by Sub.
$.001 par value
------------------------------------------------------------------------------------------------------------------------------------
Series B Conv Pfd **        5/15/01    A4        562        Immed.   None.  Common Stock 19,058           38,891    I*  Held by Sub.
$.001 par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CSP Warrants***    $4.13    11/26/01   E4                    Immed. 11/26/01 Common Stock 1,011,611       1,011,611 I*  Held by Sub
------------------------------------------------------------------------------------------------------------------------------------
Series B Conv Pfd **        1/23/02    C        10,000      Immed.   None.  Common Stock 362,320          28,891    I*  Held by Sub.
$.001 par value

------------------------------------------------------------------------------------------------------------------------------------
Series B Conv Pfd **        2/13/02    C    V   10,000      Immed.   None.  Common Stock 362,320          18,891    I*  Held by Sub.
$.001 par value

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* The reporting person is the owner of CIBC WMV Inc. that beneficially owns the reported securities.

** CIBC WMV Inc. received 565 shares of Series B Convertible Preferred Stock as dividends in kind on 2/15/01, 1,166 pfd shares on 4/01/01 and 562 pfd shares on 5/15/01.

*** "CSP Warrants" are Common Stock Purchase Warrants, $.0001 par value held by CIBC WMV Inc.



/s/ David J. Stagg                                          February 13, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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